EXHIBIT 99.1

MetroCorp Bancshares, Inc. Receives Preliminary Approval to Participate in the U.S. Treasury Capital Purchase Program ($45 Million)

HOUSTON, Dec. 15, 2008 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. ("the Company") (Nasdaq:MCBI), the bank holding company for MetroBank, N.A., and Metro United Bank, today announced that it has received preliminary approval to participate in the U.S. Department of Treasury's ("Treasury") Capital Purchase Program. As a participant in the program, the Treasury will purchase up to $45 million in senior preferred shares and receive warrants on standardized terms as described in the program's term sheet available at the U.S. Treasury's website located at http://www.treas.gov.

MetroCorp Bancshares, Inc. (Nasdaq:MCBI) provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. in Texas and Metro United Bank, in California. The Company has thirteen full-service banking locations in the greater Houston, and Dallas, Texas metropolitan areas, and six full-service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of September 30, 2008, the Company had consolidated assets of $1.59 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; (7) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; and (8) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2007 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

CONTACT:  MetroCorp Bancshares, Inc.
          George M. Lee, Executive Vice Chairman, President  & CEO
            (713) 776-3876
          David Choi, EVP/Chief Financial Officer
            (713) 776-3876